Letter of Resignation

May 30, 2007

Board of Directors

Bekem Metals, Inc.

170 Tchaikovsky Street, 4th Floor

Almaty, Kazakhstan 050000

Attention: Board of Directors

Gentlemen:

Following a review of the progress made by the Company in implementing its business development plan, I have determined that it would be appropriate to make a management change in the Company before commencing the next stage of the Company’s development plan.

Please be advised that I have made the decision to pursue other business interests at the present time and therefore, I hereby tender my resignation as an officer and director of the Company to be effective as of June 1, 2007 and upon acceptance by the Board of Directors.

I have enjoyed working with the Company and express my wishes for your continued success. To enable the Company to make the required disclosure to the U.S. Securities and Exchange Commission, I hereby confirm that I am not resigning because of any dispute with the Company or its Board of Directors.

/s/ Marat Cherdabayev
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Marat Cherdabayev